Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Beasley Broadcast Group, Inc.

Naples, Florida

We consent to the incorporation by reference in the Registration Statements (No. 333-145455, 333-115930, and 333-40806) on Form S-8 of Beasley Broadcast Group, Inc. of our report dated March 11, 2008, with respect to the consolidated financial statements and schedule of Beasley Broadcast Group, Inc., and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of Beasley Broadcast Group, Inc. for the year ended December 31, 2007.

/s/ Crowe Chizek and Company LLC

March 11, 2008

Fort Lauderdale, Florida